Exhibit 99.1

                  Itron Reports Preliminary Fourth Quarter and
                        Full Year 2004 Financial Results

    SPOKANE, Wash.--(BUSINESS WIRE)--Feb. 15, 2005--

    Acquisition Related Charges Result in GAAP Loss for the Quarter and Full Year Pro Forma EPS was 41 Cents for Quarter and 93 Cents
                             for Full Year

    Itron, Inc. (NASDAQ:ITRI), today reported its preliminary financial results for the quarter and full year ended December 31, 2004.
    Summarizing the Company's financial performance for the year, LeRoy Nosbaum, chairman and CEO noted, "The acquisition of our electricity metering business on July 1, resulted in an exceptionally strong finish to the year. The smooth integration of that acquisition, along with other operational improvements resulted in dramatically increased revenues, profits and cash flow in the second half of 2004."

    Selected Q4 2004 Highlights:

    -- Revenues were $131.4 million for the quarter, an increase of 7% over the third quarter and a 64% increase over the year ago fourth quarter.

    -- Acquisition related and restructuring charges led to a GAAP net loss for the quarter of $6.8 million, or $.32 per diluted share, compared to a loss of $1.6 million, or $.08 per diluted share for the year ago fourth quarter.

    -- Pro forma net income was $9.1 million in the fourth quarter, or $.41 per diluted share, compared to $7.1 million, or $.32 per diluted share in the third quarter, and $253,000 or $.01 per diluted share for the year ago fourth quarter.

    -- Cash flow from operations in the fourth quarter was $24.5 million, compared with $20.4 million in the third quarter and negative operating cash flow of $6.0 million in the year ago fourth quarter.

    --  New order bookings in the fourth quarter, excluding
        Electricity Metering, were $74 million, the highest quarterly total in over two years. Total new order bookings including Electricity Metering were $128 million.

    These financial results are preliminary as the Company's independent auditors have not yet completed their audit fieldwork or their audit, which audit the Company currently anticipates will be complete on or about March 8, 2005. Although management is not currently aware of any adjustments that in the aggregate will require a material change to these financial results, it is possible that there may be adjustments prior to the filing of the Company's Annual Report on Form 10-K. In particular, the Company's annual assessment of whether goodwill or intangible assets have been impaired is not yet complete.
    Total Company fourth quarter revenues were $131.4 million in 2004 compared with $80.0 million in 2003. For the full year, total Company revenues were $399.2 million in 2004, compared with $317.0 million in 2003. The increased revenues in 2004 are driven by the addition of our Electricity Metering business mid-year. Meter Data Collection (MDC) segment revenues declined in the fourth quarter of 2004 compared with 2003 primarily because approximately two-thirds of our electric AMR shipments in 2004 were solid-state electricity meters with embedded AMR (which are reflected in Electricity Metering segment revenues) as opposed to separate AMR modules for installation on new or existing mechanical electricity meters (which are shown in MDC segment revenues). This transition in our electric AMR business, as well as slow industry-wide order activity from large investor owned utilities in late 2003 and the first three quarters of 2004, resulted in lower MDC revenues for the full year 2004 compared with 2003.
    We shipped approximately 1.3 million AMR endpoints in the fourth quarter of 2004, which includes separate AMR modules as well as electricity meters with embedded AMR, compared with approximately 1.1 million AMR endpoints in the fourth quarter of 2003, all of which were separate AMR modules. For the full year 2004, total AMR endpoint shipments were 4.5 million, compared with 4.3 million in 2003. Prior to the Electricity Metering acquisition on July 1, 2004, revenues from shipments of electricity meters with our AMR embedded were in the form of royalties only.
    New order bookings, excluding Electricity Metering, were $74 million for the quarter, 64% higher than new order bookings in the fourth quarter of last year, and our highest quarterly total for new order bookings since the third quarter of 2002. For the full year 2004, excluding Electricity Metering, new order bookings were $251 million compared with $214 million in 2003. Including Electricity Metering, new order bookings were $128 million for the fourth quarter of 2004, resulting in a book to bill ratio of approximately 1.1 to 1. New order bookings were $358 million for the full year 2004, resulting in a book to bill ratio of approximately 1 to 1 for the full year 2004, a significant improvement over the book to bill ratio in 2003 of approximately .8 to 1.
    Backlog figures in this release for 2004 include our Electricity Metering business. Twelve-month backlog, which represents the portion of backlog that will be earned over the next twelve months, was $97 million at December 31, 2004, compared with $104 million at September 30, 2004, and $62 million a year ago. Total backlog was $179 million at December 31, 2004 compared with $177 million at the end of last quarter and $145 million a year ago.
    In the fourth quarter of 2004, we completed a valuation analysis related to our Electricity Metering acquisition that closed on July 1, 2004, which resulted in a $6.4 million in process research and development (IPR&D) charge in the quarter and in a significant increase to intangible asset amortization expenses in the quarter. We expect to file a Form 8-K shortly that reflects an updated reallocation of the purchase price for our Electricity Metering acquisition.
    As a result of the IPR&D, increased asset amortization expenses, and restructuring charges, on a GAAP basis, we reported a net loss of $6.8 million, or $.32 per diluted share, for the fourth quarter of 2004, and a net loss of $5.1 million, or $.24 per diluted share for the full year 2004. By comparison, on a GAAP basis, we had a net loss of $1.6 million, or $.08 per diluted share for the fourth quarter of 2003 and net income of $10.5 million, or $.48 per diluted share, for the full year 2003.
    Pro forma net income for the fourth quarter was $9.1 million, or $.41 per diluted share in 2004, compared with $253,000, or $.01 cents per diluted share in the fourth quarter of 2003. For the full year 2004, pro forma net income was $20.6 million, or $.93 per diluted share, compared with $19.3 million, or $.89 per diluted share in 2003. Pro forma earnings exclude the amortization of intangible assets and debt placement fees, restructurings, IPR&D and extraordinary litigation accruals. A schedule reconciling pro forma income with GAAP income is attached to this release.
    Gross margin increased from 40% in the third quarter of 2004 to 42% in the fourth quarter of 2004. By comparison, fourth quarter 2003 gross margin was 35%. The lower gross margin in the fourth quarter of 2003 resulted primarily from higher warranty expense related to a specific product issue. For the full year, gross margin was 43%, compared with 45% in 2003. The lower gross margin for the full year 2004 results from the addition of our Electricity Metering business mid-year, which has a slightly lower gross margin than the rest of our business, and lower margins in our Meter Data Collection business that resulted primarily from a shift in the mix of hardware products, partially offset by lower warranty expense in 2004.
    Sales and marketing, product development and general and administrative expenses were 27% of revenues for the fourth quarter, and 31% of revenues for the full year 2004. By comparison, they were 31% in the fourth quarter of 2003 and 34% for the full year 2003. The decreases as a percentage of revenues in 2004 reflect improved operating leverage and the lower level of spending required for Electricity Metering marketing and product development due to its more narrowly focused product line, offset by higher general and administrative expenses including Sarbanes-Oxley compliance and audit fees.
    Higher intangible asset amortization expenses and interest expense for the quarter and year-to-date periods in 2004 are attributable to our Electricity Metering acquisition.
    Operating activities generated $24.5 million in cash during the quarter compared to negative operating cash flow of $6.0 million in the fourth quarter of 2003. For the full year 2004, operating activities generated $52.1 million in cash, compared with $10.3 million for the full year in 2003. The higher operating cash flow in 2004 results partially from our new Electricity Metering operations, but as well from higher collections on accounts receivable in 2004 and an increase in unearned revenue due primarily to increased service support renewals.
    We made a total of $24.0 million of optional repayments during the fourth quarter of 2004 on the $185.0 million term loan issued on July 1, 2004 in connection the acquisition of our Electricity Metering business. At December 31, 2004 the term loan balance was $150.1 million. To date in 2005, we have made additional optional repayments totaling $3.0 million.

    Business Outlook:

    Our outlook for 2005 does not include any impact related to the expensing of stock options or shares issued under our employee stock purchase plan (ESPP). We expect to implement FASB's Statement 123R effective July 1, 2005, which requires the expensing of stock options and ESPP shares issued at a discount. Expensing of stock options will decrease gross margin, increase expenses and influence our effective tax rate.

    For the quarter ending March 31, 2005, we expect:

    -- Revenues to be between $110 and $115 million, reflecting the seasonal downturn typically experienced in the first quarter due to weather and utility spending patterns.

    --  Pro forma diluted earnings per share between 20 and 22 cents.

    For the full year 2005, we expect:

    --  Revenues to be between $505 and $515 million.

    --  Pro forma diluted earnings per share between $1.40 and $1.45.

    --  Operating cash flow between $70 and $80 million.

    --  Net capital expenditures of approximately $15 million.

    "Our outlook for 2005 reflects low single digit growth in hardware revenues and high single digit growth in software revenues over the second half of 2004," said Nosbaum. "AMR activity levels remain high and we expect to close some orders in the current quarter with several investor owned utilities. With the reorganization into two primary operations groups now behind us, we expect to see further efficiencies in our expanded operations as we move through 2005 and look for another good year of free cash flow in 2005."

    Use of Pro Forma Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use pro forma measures of operating results, net income and earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs and expenses that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe pro forma results provide consistency in our financial reporting which enhances our investor's understanding of our current financial performance as well as our future prospects. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results contained in this release at 1:45 p.m. PST on February 15, 2005. The call will be webcast in a listen only mode by Thomson/CCBN and can be accessed online at www.itron.com, "About Itron - Investor Events." Investors may also listen to the live call through Thomson's StreetEvents Network at www.fulldisclosure.com or www.streetevents.com. The live webcast will begin at 1:45 p.m. (PT) and webcast replays will begin shortly after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), and entering passcode #364612.

    Forward Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, financial performance, sales, earnings and cash flow. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for the Company's products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, and other factors which are more fully described in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and Forms 10-Q/A for 2004 on file with the SEC. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 3,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering, meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.

    Statements of operations, reconciliation between reported and pro forma income and EPS, balance sheets and segment information follow.



                              ITRON, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS


(Unaudited, in thousands,
 except per share data)         Three Months Ended Twelve Months Ended
                                   December 31,        December 31,
Revenues                           2004      2003      2004      2003
                                --------  --------  --------  --------
   Sales                       $116,185  $ 69,253  $346,543  $273,783
   Service                       15,261    10,724    52,651    43,182
                                --------  --------  --------  --------
   Total revenues               131,446    79,977   399,194   316,965
                                --------  --------  --------  --------
Cost of revenues
   Sales                         67,138    46,763   198,131   151,023
   Service                        9,254     5,404    30,394    22,388
                                --------  --------  --------  --------
   Total cost of revenues        76,392    52,167   228,525   173,411
                                --------  --------  --------  --------
Gross profit                     55,054    27,810   170,669   143,554

Operating expenses
   Sales and marketing           13,308    10,024    45,279    40,985
   Product development           11,710     9,734    44,379    41,508
   General and administrative    10,784     5,398    35,263    26,141
   Amortization of intangibles   16,630     2,574    27,901     9,618
   Restructurings                 3,253         -     7,258     2,208
   In-process research and
    development                   6,400         -     6,400       900
   Litigation accrual                 -         -         -       500
                                --------  --------  --------  --------
   Total operating expenses      62,085    27,730   166,480   121,860
                                --------  --------  --------  --------
Operating income (loss)          (7,031)       80     4,189    21,694
Other income (expense)
   Equity in affiliates             (13)      (83)        -        79
   Interest income                   14      (106)      166       159
   Interest expense              (4,983)     (421)  (13,145)   (2,638)
   Other income (expense), net       98    (1,817)     (389)   (1,395)
                                --------  --------  --------  --------
   Total other income
    (expense)                    (4,884)   (2,427)  (13,368)   (3,795)
                                --------  --------  --------  --------

Income (loss) before income
 taxes                          (11,915)   (2,347)   (9,179)   17,899
Income tax benefit (provision)    5,108       708     4,122    (7,421)
                                --------  --------  --------  --------
Net income (loss)              $ (6,807) $ (1,639) $ (5,057) $ 10,478
                                --------  --------  --------  --------

Earnings per share
   Basic net income (loss)
    per share                  $  (0.32) $  (0.08) $  (0.24) $   0.51
                                --------  --------  --------  --------

   Diluted net income (loss)
    per share                  $  (0.32) $  (0.08) $  (0.24) $   0.48
                                --------  --------  --------  --------

Weighted average number of
 shares outstanding
   Basic                         21,204    20,556    20,922    20,413
   Diluted                       21,204    20,556    20,922    21,740



                              ITRON, INC.
    RECONCILIATION BETWEEN GAAP AND PRO FORMA INCOME (LOSS) AND EPS


(Unaudited, in thousands,
 except per share data)         Three Months Ended Twelve Months Ended
                                     December 31,       December 31,
PRO FORMA NET INCOME                2004     2003      2004      2003
                                 --------  -------  --------  --------
GAAP basis income (loss)
 before income taxes            $(11,915) $(2,347) $ (9,179) $ 17,899

Adjustments to income (loss)
 before income taxes
  Amortization of intangibles     16,630    2,574    27,901     9,618
  Amortization of debt
   placement fees                    633      190     1,745       680
  Restructurings                   3,253        -     7,258     2,208
  In-process research and
   development                     6,400        -     6,400       900
  Litigation accrual                   -        -         -       500
                                 --------  -------  --------  --------
     Total adjustments            26,916    2,764    43,304    13,906

Adjusted income before income
 taxes                            15,001      417    34,125    31,805
Income tax provision              (5,884)    (164)  (13,572)  (12,480)
                                 --------  -------  --------  --------
Pro forma net income            $  9,117  $   253  $ 20,553  $ 19,325
                                 --------  -------  --------  --------


PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of
 basic shares outstanding         21,204   20,556    20,922    20,413

Basic pro forma net income
 per share                      $   0.43  $  0.01  $   0.98  $   0.95
                                 --------  -------  --------  --------

Diluted
Weighted average number of
 basic shares outstanding         21,204   20,556    20,922    20,413
Employee stock option shares       1,073    1,304     1,134     1,327
                                 --------  -------  --------  --------

Weighted average number of
 diluted shares outstanding       22,277   21,860    22,056    21,740

Pro forma net income            $  9,117  $   253  $ 20,553  $ 19,325
                                 --------  -------  --------  --------

Diluted pro forma net income
 per share                      $   0.41  $  0.01  $   0.93  $   0.89
                                 --------  -------  --------  --------


                              ITRON, INC.
            RECONCILIATION BETWEEN GAAP NET INCOME (LOSS),
                      EBITDA AND PRO FORMA EBITDA



(Unaudited, in thousands)              Three Months     Twelve Months
                                          Ended            Ended
                                       December 31,      December 31,
                                      2004     2003     2004     2003
                                    -------  -------  -------  -------
GAAP basis net income (loss)       $(6,807) $(1,639) $(5,057) $10,478

Adjustments to net income (loss)
  Interest income                      (14)     106     (166)    (159)
  Interest expense                   4,983      421   13,145    2,638
  Income tax provision (benefit)    (5,108)    (708)  (4,122)   7,421
  Depreciation and amortization     19,859    4,950   38,785   19,040
                                    -------  -------  -------  -------
     Total adjustments              19,720    4,769   47,642   28,940

                                   -------- -------- -------- --------
EBITDA                             $12,913  $ 3,130  $42,585  $39,418


  In-process research and
   development                       6,400        -    6,400      900

                                   -------- -------- -------- --------
PRO FORMA EBITDA                   $19,313  $ 3,130  $48,985  $40,318
                                    -------  -------  -------  -------


                              ITRON, INC.
                          SEGMENT INFORMATION


(Unaudited, in thousands)       Three Months Ended Twelve Months Ended
                                   December 31,        December 31,
                                   2004      2003      2004      2003
                                --------  --------  --------  --------
Revenues
   Hardware Solutions
      Meter Data Collection    $ 59,846  $ 67,469  $238,560  $266,985
      Electricity Metering       58,391         -   112,586         -
                                --------  --------  --------  --------
   Total Hardware Solutions     118,237    67,469   351,146   266,985
   Software Solutions            13,209    12,508    48,048    49,980
                                --------  --------  --------  --------
      Total Company            $131,446  $ 79,977  $399,194  $316,965
                                --------  --------  --------  --------


Gross profit
   Hardware Solutions
      Meter Data Collection    $ 26,133  $ 24,282  $108,348  $128,505
      Electricity Metering       23,334         -    44,517         -
                                --------  --------  --------  --------
   Total Hardware Solutions      49,467    24,282   152,865   128,505
   Software Solutions             5,587     3,528    17,804    15,049
                                --------  --------  --------  --------
      Total Company            $ 55,054  $ 27,810  $170,669  $143,554
                                --------  --------  --------  --------


Operating income (loss)
   Hardware Solutions
      Meter Data Collection    $ 21,196  $ 18,669  $ 87,963  $105,605
      Electricity Metering       12,762         -    30,047         -
      Other unallocated costs      (307)      (72)     (911)     (280)
                                --------  --------  --------  --------
   Total Hardware Solutions      33,651    18,597   117,099   105,325
   Software Solutions            (1,257)   (4,841)  (14,239)  (21,037)
   Corporate unallocated        (39,425)  (13,676)  (98,671)  (62,594)
                                --------  --------  --------  --------
      Total Company            $ (7,031) $     80  $  4,189  $ 21,694
                                --------  --------  --------  --------


                              ITRON, INC.
                      CONSOLIDATED BALANCE SHEETS


(Unaudited, in thousands)                    December 31, December 31,
                                                    2004         2003
                                              -----------  -----------
                       ASSETS
Current assets
Cash and cash equivalents                    $    11,624  $     6,240
Accounts receivable, net                          90,097       70,782
Inventories                                       45,459       16,037
Deferred income taxes, net                        22,733       11,673
Other                                              5,477        4,557
                                              -----------  -----------
      Total current assets                       175,390      109,289

Property, plant and equipment, net                59,690       42,818
Intangible assets, net                           162,137       22,979
Goodwill                                         117,471       90,385
Deferred income taxes, net                        27,252       31,755
Other                                             15,211        6,263
                                              -----------  -----------
      Total assets                           $   557,151  $   303,489
                                              -----------  -----------

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses        $    37,440  $    26,236
Wages and benefits payable                        13,947       10,711
Short-term borrowings                                  -       10,000
Current portion of debt                           18,647       38,245
Current portion of warranty                        7,243       13,939
Unearned revenue                                  22,991       12,004
                                              -----------  -----------
      Total current liabilities                  100,268      111,135

Long-term debt                                   256,361            -
Project financing debt                             3,227        4,024
Warranty                                           6,331        3,536
Other obligations                                  6,535        7,550
                                              -----------  -----------
      Total liabilities                          372,722      126,245

Shareholders' equity
Preferred stock                                        -            -
Common stock                                     211,719      200,567
Accumulated other comprehensive income (loss)        954         (136)
Accumulated deficit                              (28,244)     (23,187)
                                              -----------  -----------
      Total shareholders' equity                 184,429      177,244
                                              -----------  -----------
      Total liabilities and shareholders'
       equity                                $   557,151  $   303,489
                                              -----------  -----------




    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com